Exhibit 4.1

Execution Version

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”) is entered into and effective as of October 19, 2021, by and among Legato Merger Corp., a Delaware corporation (“Legato”), Algoma Steel Group Inc. (formerly known as 1295908 B.C. Ltd.), a company organized under the laws of the Province of British Columbia (“Algoma”), Continental Stock Transfer & Trust Company, a New York limited purpose trust company (“Continental”), as warrant agent, and TSX Trust Company, a company existing under the laws of Canada (“TSX”), as Canadian co-warrant agent (“Co-Agent”). Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, Legato and Continental have previously entered into a warrant agreement, dated as of January 19, 2021 (the “Warrant Agreement”), governing the terms of Legato’s outstanding warrants to purchase shares of common stock of Legato (the “Warrants”);

WHEREAS, Legato has entered into an Agreement and Plan of Merger, dated as of May 24, 2021 (the “Merger Agreement”), by and among Legato, Algoma, Algoma Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Algoma (“Merger Sub”), pursuant to which Merger Sub, will merge through a statutory merger with and into Legato, with Legato surviving the merger as a direct, wholly-owned subsidiary of Algoma (the transactions contemplated by the Merger Agreement are referred to herein as the “Merger”);

WHEREAS, at the closing of the Merger (the “Closing”), each outstanding share of Legato’s common stock, par value $0.0001 per share, will be converted into and exchanged for the right to receive one common share of Algoma (the “Common Shares”);

WHEREAS, pursuant to Section 2.8(c) of the Merger Agreement and Section 4.5 of the Warrant Agreement, upon the Closing, each Warrant issued and outstanding immediately prior thereto will be converted into a warrant to purchase Common Shares (collectively, the “Algoma Warrants”), and the rights and obligations of Legato under the Warrant Agreement shall become rights and obligations of Algoma;

WHEREAS, as a result of the foregoing, the parties hereto wish for Legato to cease to have any rights, interests or obligations in or under the Warrant Agreement and for Algoma to accept and become entitled to and possess all such rights and interests and become subject to all such obligations thereunder, in each case, effective upon the Closing; and

WHEREAS, in connection with the foregoing, the Company desires that TSX be appointed as Co-Agent for the Warrants under the Warrant Agreement, and TSX is willing to so act as Co-Agent, in connection with the issuance, registration, transfer, exchange, redemption, and exercise of the Warrants;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Amendment of Warrant Agreement. Effective as of the Closing, Legato shall hereby cease to have any rights, interest or obligation in or under the Warrant Agreement and Algoma hereby agrees to accept and to become entitled to and possess all of Legato’s rights and interests, and to become subject to all of Legato’s obligations, in and under the Warrant Agreement, and Algoma hereby confirms that it agrees to all rights, interests and obligations under the Algoma Warrants. Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Warrants to: (i) the “Company” shall mean Algoma; (ii) “Common Stock” or “shares” shall mean the Common Shares; and (iii) the “Board of Directors” or any committee thereof shall mean the board of directors of Algoma or any committee thereof.

2. Replacement Instruments. As of the Closing, all outstanding instruments evidencing Warrants shall automatically be deemed to evidence Algoma Warrants reflecting the conversion and adjustment to the terms and conditions described herein and in Section 4.5 of the Warrant Agreement. Following the Closing, upon request by any holder of a Algoma Warrant, Algoma shall issue a new instrument for such Algoma Warrant to the holder thereof.

3. Appointment of Co-Agent. The Company hereby appoints TSX to act as Co-Agent for the Company for the Warrants in Canada, and TSX hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement and the Warrant Agreement.

4. Amendments to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained in this Agreement, effective as of the Closing, including as set forth below:

(a)	Except as context or applicable law or regulations, including those of any securities exchange on which the Warrants are listed, require otherwise, all references to “Warrant Agent” shall be deemed to refer to the Warrant Agent and the Co-Agent, as applicable.

(b)	Section 2.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

2.2. Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit, and any Warrant may be issued in uncertificated or book-entry form through (i) the Warrant Agent and/or the facilities of The Depository Trust Company (“DTC”), in the United States or (ii) the Co-Agent and/or the facilities of CDS Clearing and Depository Services Inc. in Canada (“CDS” and, each DTC and CDS, a “Depositary”), or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall be evidenced by a book position on the register of holders to be maintained by the Warrant Agent pursuant to this Agreement and such Warrants shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

Upon the written order of the Company, the Warrant Agent shall authenticate uncertified warrants (whether upon original issuance, exchange, registration of transfer or otherwise) by completing its internal procedures and the Company shall, and hereby acknowledges that it shall, thereupon be deemed to have duly and validly issued such uncertified warrants under this Agreement. Such authentication shall be conclusive evidence that such uncertificated warrant has been duly issued hereunder and that the holder or holders are entitled to the benefits of this Agreement. The Warrant Register shall be final and conclusive evidence as to all matters relating to uncertificated warrants with respect to which this Agreement requires the Warrant Agent to maintain records or accounts. In case of differences between the register at any time and any other time, the register at the later time shall be controlling, absent manifest error and such uncertificated warrants are binding on the Company.

(c)	Section 2.3 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

2.3. Effect of Countersignature. Certificated Warrants will be countersigned by the Warrant Agent upon the receipt of a written order of the Company. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, the Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

No certified warrant shall be considered issued and shall be obligatory or shall entitle the holder thereof to the benefits of this Agreement, until it has been certified by manual signature by or on behalf of the Warrant Agent. The authentication of the Warrant Agent of the warrant certificates and uncertificated warrants issued hereunder shall not be construed as a representation or warranty by such Warrant Agent as to the validity of this Agreement or the Warrants (except the due authentication thereof) and such Warrant Agent shall in no respect be liable or answerable for the use made of the Warrants or any of them or of the consideration thereof except as otherwise specified herein.

(d)	Section 2.4.1 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

2.4.1. Warrant Register. Each of the Warrant Agent and the Co-Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants relating to the Warrants held in their respective jurisdictions. Upon the issuance of the Warrants, the Warrant Agent or the Co-Agent, as applicable, shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent or the Co-Agent by the Company. Any registered holders of Warrants who hold such securities on the Warrant Register maintained by the Warrant Agent shall surrender their Warrants for exchange, transfer or exercise to the Warrant Agent. Any registered holders of Warrants who hold such securities on the Warrant Register maintained by the Co-Agent shall surrender their Warrants for exchange, transfer or exercise to the Co-Agent.

(e)	Section 2.5 of the Warrant Agreement is hereby amended by adding the words “and Toronto” after the words “New York City” in the first sentence thereof.

(f)	The Warrant Agreement is hereby amended by adding the following Sections.

2.8. Book Entry (Non Certificated) Warrants. Notwithstanding any other provision in this Agreement, no Warrants issued in the name of a Depository (“Global Warrants”) may be exchanged in whole or in part for Warrants registered, and no transfer of any Global Warrants in whole or in part may be registered, in the name of any person other than the Depository for such Global Warrants or a nominee thereof unless:

a)	the Depository notifies the Company that it is unwilling or unable to continue to act as depository in connection with the Warrants and the Company is unable to locate a qualified successor;

b)	the Company determines that the Depository is no longer willing, able or qualified to discharge properly its responsibilities as holder of the Global Warrants and the Company is unable to locate a qualified successor;

c)	the Depository ceases to be a clearing agency or otherwise ceases to be eligible to be a depository and the Company is unable to locate a qualified successor;

d)	the Company determines that the Warrants shall no longer be held as uncertified warrants through the Depository;

e)	such right is required by applicable law, as determined by the Company and the Company’s counsel; or

f)	such right is requested by a beneficial owner and approved by the Company in its sole discretion.

Following which, Warrants for those holders requesting the same shall be registered to the beneficial owners of such Warrants or their nominees as directed by the Depository. The Company shall provide an officer’s certificate giving notice to the Warrant Agent of the occurrence of any event outlined in this Section 2.8.

Subject to the provisions of this Section 2.8 any exchange of Global Warrants for Warrants which are not Global Warrants may be made in whole or in part in accordance with the provisions of this Agreement. All such Warrants issued in exchange for a Global Warrant or any portion thereof shall be registered in such names as the Depository for such Global Warrants shall direct and shall be entitled to the same benefits and subject to the same terms and conditions (except insofar as they relate specifically to Global Warrants) as the Global Warrants or portion thereof surrendered upon such exchange.

The rights of beneficial owners of Warrants who hold securities entitlements in respect of the Warrants through the book entry registration system shall be limited to those established by applicable law and agreements between the Depository and institutions that participate in the applicable Depository’s book-entry registration system (“Book Entry Participants”) and between such Book Entry Participants and the beneficial owners of Warrants who hold securities entitlements in respect of the Warrants through the book entry registration system, and such rights must be exercised through a Book Entry Participant in accordance with the rules and procedures of the Depository.

Notwithstanding anything herein to the contrary, neither the Company nor the Warrant Agent nor the Co-Agent nor any agent thereof shall have any responsibility or liability for:

a)	the electronic records maintained by the Depository relating to any ownership interests or any other interests in the Warrants or the depository system maintained by the Depository, or payments made on account of any ownership interest or any other interest of any person in any Warrant represented by an electronic position in the book entry registration system (other than the Depository or its nominee);

b)	maintaining, supervising or reviewing any records of the Depository or any Book Entry Participant relating to any such interest; or

c)	any advice or representation made or given by the Depository or those contained herein that relate to the rules and regulations of the Depository or any action to be taken by the Depository on its own direction or at the direction of any Book Entry Participant.

The Company may terminate the application of the Section 2.8 in its sole direction in which case all Warrants shall be evidenced by warrant certificates registered in the name of a person other than the Depository.

Section 2.9 Authorization of Warrants and underlying Common Shares. Subject to the terms and conditions of this Agreement, and subject to any adjustment hereunder, a total of 24,329,000 Warrants (comprising the maximum amount of Public Warrants, Private Warrants and Working Capital Warrants to be issued) plus any Post IPO Warrants issued after the date hereof, entitling the holders thereof to acquire up to 24,329,000 Common Shares, plus any shares underlying the exercise of any Post IPO Warrants, are hereby authorized to be issued hereunder upon the terms and conditions herein set forth.

(g)	Section 3.2 of the Warrant Agreement is hereby amended by deleting the first sentence of such Section and replacing it entirely as follows:

3.2.    Duration of Warrants. A Warrant may be exercised only during the period commencing on the date that is thirty (30) days after the consummation by the Company of a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (“Business Combination”) (as described more fully in the Registration Statement), and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) the date that is five (5) years after the date on which the Company consummates a Business Combination, (ii) other than with respect to the Private Warrants and Working Capital Warrants then held by the initial purchasers or their respective Permitted Transferees with respect to a redemption pursuant to Section 6.1 (an “Inapplicable Redemption”), at 5:00 p.m., New York City time on the Redemption Date as provided in Section 6.2 of this Agreement and (iii) the liquidation of the Trust Account (defined below) (“Expiration Date”).

(h)	Section 3.3.1 of the Warrant Agreement is hereby amended by deleting the first paragraph of such Section and replacing it entirely as follows:

3.3.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned or authenticated by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the offices of the Warrant Agent or the Co-Agent, as applicable, or at the office of any successor as Warrant Agent, in the Borough of Manhattan, City and State of New York or the City of Toronto in the Province of Ontario, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price (in U.S. dollars) for each Common Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, as follows:

(i)	Section 3.3.1(c) of the Warrant Agreement is hereby amended by adding the words “on a cashless basis” following the words “or their permitted transferees,” in the first sentence thereof:

(j)	Section 3.3.1 of the Warrant Agreement is hereby amended by adding the following two paragraphs after paragraph (d) thereof as follows:

A beneficial owner of uncertificated warrants evidenced by a security entitlement in respect of Warrants in the book-based registration system who desires to exercise Warrants must do so by causing a Book Entry Participant to deliver to the Depository on behalf of the entitlement holder, notice of the owner’s intention to exercise Warrants in a manner acceptable to the Depository. Forthwith upon receipt by the Depository of such notice, as well as payment for the aggregate Warrant Price, the Depository shall deliver to the Warrant Agent confirmation of its intention to exercise Warrants (“Confirmation”) in a manner acceptable to the Warrant Agent, including by electronic means through the book-based registration system.

Payment representing the aggregate Warrant Price must be provided to the appropriate office of the Book-Entry Participant in a manner acceptable to it. A notice in form acceptable to the Book-Entry Participant and payment from such beneficial owner should be provided to the Book-Entry Participant sufficiently in advance so as to permit the Book-Entry Participant to deliver notice and payment to the Depository and for the Depository in turn to deliver notice and payment to the Warrant Agent prior to the Expiration Date. The Depository will initiate the exercise by way of the Confirmation and forward the Warrant Price electronically to the Warrant Agent and the Warrant Agent will execute the exercise by causing the issuance to the Depository through the book-based registration system the Common Stock to which the exercising holder is entitled pursuant to the exercise. Any expense associated with the exercise process will be for the account of the entitlement holder exercising the Warrants and/or the Book-Entry Participant exercising the Warrants on its behalf.

(k)	Section 3.3.5 of the Warrant Agreement is hereby amended by adding the following two paragraphs at the end thereof as follows:

As a result of these limitations, in all instances whereby the holder of a Warrant has elected to be subject to the provisions contained in this subsection 3.3.5, such warrant exercises will be forwarded to the Company for their approval. Such approval will be provided to the Warrant Agent or the Co-Agent in the form of a certificate of the Company confirming that such holder will not beneficially own in excess of the Maximum Percentage of the issued and outstanding Common Shares as a result of such exercise and therefore instructing the Warrant Agent or the Co-Agent to proceed with the exercise requested and the Warrant Agent or the Co-Agent shall be fully protected in relying on such certificate.

Neither the Warrant Agent nor the Co-Agent will not process any exercise of Warrants from holders of a Warrant who have elected to be subject to the provisions contained in this subsection 3.3.5 unless it has received the above certificate from the Company. For greater certainty, neither the Warrant Agent nor the Co-Agent will have responsibility for monitoring the beneficial ownership level of the Common Shares held by holders and neither will have any liability in regards to the determinations made of whether or not a holder would become a beneficial holder in excess of the Maximum Percentage of the issued and outstanding Common Shares, such determinations will be the sole responsibility of the Company.

(l)	The Warrant Agreement is hereby amended by adding the following Section:

4.11 Protection of Warrant Agent and Co-Agent. Each of the Warrant Agent and Co-Agent shall not:

(a) at any time be under any duty or responsibility to any holder to determine whether any facts exist which may require any adjustment contemplated by Section 4 or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making the same;

(b) be accountable with respect to the validity or value (or the kind of amount) of any Common Shares or any shares or other securities or property which may at any time be issued or delivered upon the exercise of the rights attaching to any Warrant; or

(c) be responsible for any failure of the Company to issue, transfer or deliver shares or certificates for the same upon the surrender of any Warrants for the purpose of the exercise of such rights or to comply with any of the covenants contained in this Article 4.

The Warrant Agent and Co-Agent shall be entitled to act and rely upon the certificates or adjustment calculations for the Company or the Company’s auditors and any other documents filed by the Company pursuant to Section 4 without verification or liability.

(m)	Section 5.1 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

5.1. Registration of Transfer. The Warrant Agent or Co-Agent, as applicable, shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures, in the case of certificated Warrants, properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent or the Co-Agent. In the case of certificated Warrants, the Warrants so cancelled by the Warrant Agent shall be delivered by the Warrant Agent to the Company from time to time upon request. All transfers of Warrants held in book entry form with the applicable Depository will not be reflected on the Warrant Register.

(n)	The Warrant Agreement is hereby amended by adding the following Section:

6.5 Responsibility for Calculations. All calculations required to be made under Section 3.3.1(b), Section 3.3.1(c), Section 3.3.1(d), Section 3.3.5 and Section 6 will be the responsibility of the Company and confirmed by written notice to the Warrant Agent (or Co-Agent, if applicable) of which can be relied upon for all purposes.

(o)	Section 7.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone. The applicant for the issuance of a new warrant certificate pursuant to this Section 7.2 shall bear the reasonable cost of the issue thereof and in case of loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to the Company and to the Warrant Agent evidence of ownership and of the loss, destruction or theft of the warrant certificate so lost, destroyed or stolen satisfactory to the Warrant Agent and the Company in its sole discretion, acting reasonably, and such applicant may also be required to furnish an indemnity and surety bond in amount and form satisfactory to the Warrant Agent in its sole discretion, acting reasonably, and shall pay the reasonable charges of the Company and the Warrant Agent in connection therewith.

(p)	Section 8.2.1 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, Co-Agent, or any respective successor hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent or Co-Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent or Co-Agent in place of the resigning or incapacitated Warrant Agent or Co-Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by such Warrant Agent or Co-Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent or Co-Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York (in the case of the Warrant Agent, or a corporation organized and existing under the laws of Canada or a Province thereof and having its principal office in the City of Toronto in the Province of Ontario, in the case of the Co-Agent), and in each case authorized under applicable laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent or Co-Agent, as applicable, shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent or Co-Agent, as applicable, with like effect as if originally named as Warrant Agent or Co-Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent or Co-Agent shall, upon payment of any outstanding fees and expenses, execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent or Co-Agent, as applicable, all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent or Co-Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent or Co-Agent all such authority, powers, rights, immunities, duties, and obligations.

(q)	Section 8.4.3. of the Warrant Agreement is hereby amended by adding the following sentences at the end thereof:

No duty shall rest with the Warrant Agent to determine compliance of the transferor or transferee with applicable securities laws. The Warrant Agent shall be entitled to assume that all transfers are legal and proper. The Warrant Agent shall not incur any liability or responsibility whatever or be in any way responsible for the consequence of any breach on the part of the Company of any of the covenants herein contained or of any acts of any directors, officers, employees, agents or servants of the Company.

(r)	The Warrant Agreement is hereby amended by adding the following Section:

8.6 Action by the Warrant Agent. The obligation of the Warrant Agent to commence or continue any act, action or proceeding for the purpose of enforcing any rights of the Warrant Agent or the holders hereunder shall be conditional upon holders furnishing, when required by notice by the Warrant Agent, sufficient funds to commence or continue such act, action or proceeding and indemnity reasonably satisfactory to the Warrant Agent to protect and hold harmless the Warrant Agent against the costs, charges and expenses and liabilities to be incurred thereby and any loss and damage it may suffer by reason thereof. None of the provisions contained in this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified as aforesaid.

(s)	Section 9.2 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

9.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery, by pdf via email, or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Algoma Steel Group Inc.

105 West Street

Sault Ste. Marie, Ontario P6A 7B4

Attention: John Naccarato

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street

New York, New York 10004

Attn: Compliance Department

TSX Trust Company

301 - 100 Adelaide Street

Toronto, Ontario M5H 4H1

Attn: Vice President, Trust Services

Email: tmxestaff-corporatetrust@tmx.com

with a copy in each case to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Adam M. Givertz

Email: agivertz@paulweiss.com

(t)	Section 9.5 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

9.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York and the office of the Co-Agent in the City of Toronto in the Province of Ontario, for inspection by the registered holder of any Warrant. The Warrant Agent or Co-Agent, as applicable, may require any such holder to submit his Warrant for inspection by it.

(u)	The Warrant Agreement is hereby amended by adding the following Sections:

9.10 Currency. All dollar amounts herein are expressed in United States dollars.

9.11 Day not a Business Day. If any day on or before which any action or notice is required to be taken or given hereunder is not a Business Day, then such action or notice shall be required to be taken or given on or before the requisite time on the next succeeding day that is a Business Day.

5. Applicable Law. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

7. Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

LEGATO MERGER CORP.

By:	/s/ David Sgro
	Name:	David Sgro
	Title:	Chief Executive Officer

ALGOMA STEEL GROUP INC.

By:	/s/ Michael McQuade
	Name:	Michael McQuade
	Title:	Chief Executive Officer and Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Douglas Reed
	Name:	Douglas Reed
	Title:	Vice President of Account Administration

TSX TRUST COMPANY

By:	/s/ Donald Crawford
	Name:	Donald Crawford
	Title:	Senior Trust Officer

By:	/s/ Dalisha Dyal
	Name:	Dalisha Dyal
	Title:	Corporate Trust Officer

[Signature Page to Amendment Agreement]